As filed with the Securities and Exchange Commission on January 5, 2023

Registration No. 333-207828

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-207828

UNDER

THE SECURITIES ACT OF 1933

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

(Exact name of registrant as specified in its charter)

Maryland	84-1259577
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)
4582 South Ulster Street, Suite 1450 Denver, Colorado 80237 (Address of Principal Executive Offices)	80237 (Zip Code)

AIR 401(k) Retirement Plan (formerly known as Aimco 401(k) Retirement Plan)
(Full title of the plan)

Jennifer Johnson

Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

4582 South Ulster Street, Suite 1450

Denver, Colorado 80237

(Name and address of agent for service)

(303) 224-7900

(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey R. Kesselman.

Sherman & Howard L.L.C.

675 15th Street, Suite 2300

Denver, Colorado 80202

(303) 297-2900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

On November 5, 2015, Apartment Investment and Management Company (“Aimco”) registered 100,000 shares of Class A Common Stock on the Registration Statement on Form S-8 (File No. 333-207828) (the “Registration Statement”), to be issued pursuant to the AIR 401(k) Retirement Plan (formerly known as Aimco 401(k) Retirement Plan) (the “AIR 401(k) Plan”), of which approximately 7,969 shares of Class A Common Stock remain unsold as of December 31, 2022 (the “Unsold Shares”). On December 15, 2020, Aimco filed Post-Effective Amendment No. 1 to the Initial Registration Statement to reflect that Apartment Income REIT Corp. (“AIR”) became the new plan sponsor of the AIR 401(k) Plan as of December 15, 2020 in connection with the creation of AIR by separating assets representing approximately 10% of the total estimated value as of March 31, 2020, of Aimco.

Effective as of December 31, 2022, Aimco Class A Common Stock will no longer be offered pursuant to the AIR 401(k) Plan and Aimco has terminated any offering of Aimco’s securities pursuant to the Registration Statement. In accordance with undertakings made by Aimco in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, Aimco hereby removes from registration all of the Unsold Shares from the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on January 5, 2023.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

By:	/s/ Wes Powell
Wes Powell
Director, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 5, 2023.

AIR 401(K) RETIREMENT PLAN

By:	/s/ Lisa Cohn
Lisa Cohn
President and General Counsel, Apartment Income REIT Corp